NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS SECOND QUARTER 2016 RESULTS

HOUSTON, August 8, 2016 - Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Highlights

•	Net Loss of $13.1 million, or $(0.32) per diluted share

•	Adjusted Net Loss of $35.0 million, or $(0.85) per diluted share

•	Adjusted EBITDA was a loss of $6.8 million

Operating and Strategic Updates

•	Acquired 18,000 bbl/d Wyoming oil refinery and related logistics assets for $271.4 million

•	Hawaii refinery is in start-up mode after a major four-week turnaround

•	Laramie Energy provided internal reserve estimates as of June 30, 2016 with proved reserves of 529 Bcfe based on SEC pricing and 1.1 Tcfe based on current market pricing[1]

"While our financial performance this quarter was overwhelmingly impacted by poor global refining cracks, we achieved a number of our objectives this spring and summer.  With the Wyoming Refining Company acquisition and the successful turnaround of our Hawaii refinery, we own two refineries with no planned downtime in the near future.  We also began a conversion of many of our Hawaii retail locations to a new local brand Hele, which we believe will allow us to grow our retail operations.  The WRC acquisition will also result in a material increase in our Logistics operations with the additional crude oil and refined product pipeline networks and related terminals and storage.  Finally, we are very pleased with the progress made by the Laramie management team in capitalizing on their acquisition of additional Piceance basin operations and acreage.  These actions lay the foundation for a successful and profitable enterprise," stated William Pate, Par Pacific’s President and Chief Executive Officer.

Par Pacific reported a net loss of $13.1 million, or $(0.32) per diluted share, for the second quarter ended
June 30, 2016, compared to net income of $11.7 million, or $0.31 per diluted share, for the same quarter in
2015. The Company’s reported results in the second quarter 2016 benefited from several items, including an
$8.4 million unrealized gain on future commodities contracts, a $1.2 million adjustment in the value of common stock warrants and a $1.1 million adjustment in the valuation of inventory, partially offset by $0.8 million of acquisition and integration expense. Second quarter 2016 Adjusted EBITDA was a loss

___________________________________________________________________
1 Amounts presented are for Laramie Energy, LLC as a whole. Par Pacific owns 42.3% of Laramie Energy, LLC. Current market pricing is based on NYMEX strip pricing as of June 30, 2016 held flat after five years. Please see the section titled “Laramie Energy” below for further discussion.

of $6.8 million compared to Adjusted EBITDA of $30.8 million in the second quarter of 2015. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

Refining

As previously announced, in July 2016, the Company completed the acquisition of an 18,000 bbl/d oil refinery and related logistics assets in Wyoming for $271.4 million. The Wyoming refinery has attractive crude oil sourcing given its proximity to robust Powder River Basin production, pipeline connectivity to a niche refined products market, and a gasoline-oriented yield in a market with significant summer gasoline needs. The Wyoming refinery is also complementary to Par's Hawaii refinery due to different profitability trends of the two refineries based on their respective product yields. The 2016 second quarter results do not include any contribution due to the acquisition of Wyoming Refining Company, which closed during the third quarter.

The Refining segment had operating income of $1.2 million for the second quarter of 2016 compared to $26.7 million for the second quarter of 2015. Adjusted Gross Margin for the Refining segment was $16.6 million in the second quarter of 2016 compared to $47.2 million in the second quarter of 2015.

Refining Adjusted EBITDA was a loss of $6.5 million in the second quarter of 2016, a decrease of $32.2 million compared to $25.8 million in the second quarter of 2015, primarily driven by lower on-island sales and lower crack spreads. The combined Mid Pacific crack spread for products and crude differentials was $6.00/bbl in the second quarter of 2016 compared to $11.06/bbl in the second quarter of 2015. The lower year over year combined index was primarily driven by global negative distillate crack trends.

Second quarter of 2016 refining throughput was 78 thousand barrels per day (Mbpd), or 82% utilization. This compares to 81 thousand barrels per day for the same period in 2015. Production costs were $3.15 per throughput barrel in the second quarter of 2016, compared to $2.94/bbl in the same period in 2015.

The Hawaii refinery is in start-up mode after completing a turnaround as part of routine maintenance. The turnaround included capital improvements to reduce emissions of air pollutants, to provide for certain nitrogen oxide and sulfur dioxide emission controls and monitoring, and to install certain leak detection and repair equipment as required by the July 18, 2016 Consent Decree with subsidiaries of Tesoro Corporation, the United States Environmental Protection Agency and the United States Department of Justice. Tesoro is responsible for the costs, fines and penalties associated with the Consent Decree at the Hawaii refinery.

Retail

The Retail segment had operating income of $3.4 million for the second quarter of 2016 compared to $5.3 million for the second quarter of 2015. Adjusted Gross Margin for the Retail segment was $15.4 million in the second quarter of 2016 compared to $16.6 million in the same quarter of 2015. Retail Adjusted EBITDA was $4.9 million in the second quarter of 2016, a decrease of $2.0 million compared to $6.9 million in the second quarter of 2015. The decrease in profitability was primarily due to rising crude oil prices which temporarily affected retail margins due to the lag in refined product pricing. Retail sales volumes were 23.0 million gallons in the second quarter of 2016 compared to 22.6 million gallons in the second quarter of 2015.
Through its subsidiary, Par Pacific recently announced a rebranding of some of its gas stations in Hawaii to a new brand called “Hele,” which in Hawaiian means “to go.” Of the 97 gas stations Par Pacific owns across the state, 37 will be rebranded to Hele, while the remaining 60 gas stations will retain the 76 name or be rebranded "76". The rebranding effort is scheduled to be completed in the third quarter of 2016.

Logistics

The Logistics segment, which currently consists primarily of intercompany transactions, generated operating income of $5.0 million for the second quarter of 2016 compared to $6.4 million for the second quarter of 2015. Adjusted Gross Margin for the Logistics segment was $8.2 million in the second quarter of 2016 compared to $8.5 million in the same period last year. Logistics Adjusted EBITDA was $5.9 million in the second quarter of 2016, a decrease of $1.3 million compared to $7.2 million in the second quarter of 2015. The decrease was primarily due to a $0.6 million refund of insurance premiums that were received in the second quarter of 2015 and a decrease in on-island sales volumes which impacts fees earned by this segment.

Laramie Energy

Equity losses from Laramie Energy, LLC ("Laramie") in the second quarter of 2016 were approximately $16.9 million, compared to equity losses of $3.0 million in the second quarter of 2015. Second quarter 2016 losses attributable to Par Pacific's 42.3% ownership interest in Laramie included approximately $15.0 million in unrealized losses on derivative instruments and approximately $5.5 million in depreciation, depletion and amortization expense.

Laramie averaged 140 million cubic feet equivalent per day (MMcfed) of production during the second quarter and exited the quarter with daily production in excess of 139 MMcfed. Average daily production increased 301% and 272% compared to the second quarter of 2015 and first quarter of 2016, respectively. The increases in production are primarily attributable to the acquisition of certain properties near existing acreage in the Piceance Basin that was completed during March 2016.

Laramie Reserve Estimates

As of June 30, 2016, Laramie's internal estimate of its total proved reserves based on Securities Exchange Commission ("SEC") pricing was 529 Bcfe, an increase of 7% from its year-end 2015 proved reserves2. The increase was primarily due to Laramie’s March 2016 property acquisition. Locations in the Williams Fork accounted for the majority of the reserves and no Mancos shale locations were included as undeveloped locations. Based on current market pricing, total proved reserves as of June 30, 2016 are estimated to be 1.1 Tcfe, an increase of 32% from year-end 2015 proved reserves. The reserve estimates were prepared by Laramie's internal reserve engineers and have not been reviewed or audited by Laramie's independent reserve engineers.

Laramie Reserve Valuation

Using SEC prices, the standardized measure of discounted future cash flows (PV10) of Laramie’s proved reserves as of June 30, 2016 was $175.9 million, a 42% increase over year-end 2015 using the same pricing. Using current market pricing, the standardized measure of discounted future cash flows (PV10) of Laramie’s proved reserves as of June 30, 2016 was $546.5 million, a 103% increase over year-end 2015 using the same pricing. These amounts exclude the impact of Laramie’s hedging activity. Please see the section titled “Laramie Energy Information" for additional information regarding current market pricing and assumptions used therein and the section titled "Non-GAAP PV10 Disclosure" for a discussion of PV10.

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2 Par Pacific currently owns 42.3% of Laramie. As of December 31, 2015, Par Pacific owned 32.4% of Laramie

Liquidity

Capital expenditures, excluding acquisitions, totaled approximately $7.2 million in the second quarter of 2016, which was driven by pre-turnaround investments in Hawaii and company-wide information technology system upgrades. Capital expenditures and major maintenance costs for 2016 are estimated to be between $50 million and $55 million and include expenses related to the Hawaii refinery turnaround, as well as projects to improve the Hawaii refinery's reliability and efficiency and company-wide information technology upgrades.

Net cash used in operations totaled $28.8 million for the six months ended June 30, 2016, compared to net cash provided by operations of $98.6 million for the same six months in 2015. At June 30, 2016, Par Pacific’s cash balance totaled $164.1 million, long-term debt totaled $241.9 million, including current maturities, and total liquidity was $170.2 million.

Conference Call Information

A conference call is scheduled for Tuesday, August 9, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the company's website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available through August 23, 2016 and may be accessible by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13640963#. Also, an archive of the webcast will be available shortly after the call on the company's website at www.parpacific.com and will be accessible for approximately 90 days.

About Par Pacific

Par Pacific Holdings, Inc., based in Houston, Texas, is a growth-oriented company that manages and maintains interests in energy and infrastructure businesses. Par Pacific’s business is organized into three primary segments of refining, retail and logistics. Par Pacific has refining and logistics assets in Hawaii and Wyoming and a retail distribution network in Hawaii. Par Pacific also owns an equity investment in Laramie Energy, LLC, a joint venture entity focused on producing natural gas in Garfield, Mesa and Rio Blanco Counties, Colorado. In addition, Par Pacific transports, markets and distributes crude oil from the Western United States and Canada to refining hubs in the Midwest, Gulf Coast and East Coast. More information is available at www.parpacific.com.

Forward-Looking Statements

This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about expected market conditions; expected refinery throughput; the anticipated timing, expense, scope and duration of our refinery turnaround; anticipated capital expenditures, including major maintenance costs; anticipated retail sales volumes and on-island sales; estimated cash flows, cost savings, and margin growth related to Laramie Energy, LLC's recent acquisition; the amount of our discounted net cash flows and the impact of our NOL carryforwards on them; the uncertainty inherent in estimating natural gas and oil reserves, and in projecting future rates of production; our ability to identify and successfully pursue growth opportunities, including potential investment opportunities; the anticipated savings and other benefits of the acquisition of the Wyoming Refining Company; the anticipated financial and operating results of the Wyoming Refining Company and the effect on the Company’s cash flows, profitability, and earnings per share; and other risks and uncertainties detailed in Par Pacific's Annual Report on Form 10-K for the year ended December 31, 2015 and any other documents that Par Pacific has filed with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Christine Laborde
Director, Investor Relations & Public Affairs
(832) 916-3396
claborde@parpacific.com

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$413,793	$583,759	$791,604	$1,127,370
Operating expenses
Cost of revenues (excluding depreciation)	364,662	505,031	707,051	982,537
Operating expense (excluding depreciation)	35,868	32,471	73,961	64,751
Lease operating expense	10	1,508	124	3,039
Depreciation, depletion and amortization	5,100	5,005	10,196	8,256
General and administrative expense	10,621	11,814	21,791	21,939
Acquisition and integration expense	845	470	1,516	1,531
Total operating expenses	417,106	556,299	814,639	1,082,053
Operating income (loss)	(3,313)	27,460	(23,035)	45,317
Other income (expense)
Interest expense and financing costs, net	(6,106)	(5,825)	(10,719)	(11,382)
Loss on termination of financing agreements	—	(19,229)	—	(19,229)
Other income (expense), net	67	(158)	116	(154)
Change in value of common stock warrants	1,176	3,313	2,820	(1,709)
Change in value of contingent consideration	3,552	(9,495)	9,728	(14,424)
Equity losses from Laramie Energy, LLC	(16,948)	(2,950)	(18,818)	(4,776)
Total other income (expense), net	(18,259)	(34,344)	(16,873)	(51,674)
Loss before income taxes	(21,572)	(6,884)	(39,908)	(6,357)
Income tax benefit	8,484	18,607	8,147	18,542
Net income (loss)	$(13,088)	$11,723	$(31,761)	$12,185

Weighted average shares outstanding
Basic	41,015	37,339	40,991	37,261
Diluted	41,015	37,363	40,991	37,319

Income (loss) per share
Basic	$(0.32)	$0.31	$(0.77)	$0.32
Diluted	$(0.32)	$0.31	$(0.77)	$0.32

Balance Sheet Data

	June 30, 2016	December 31, 2015
Balance Sheet Data
Cash and cash equivalents	$164,137	$167,788
Working capital (1)	11,503	9,924
Debt, including current portion	241,850	165,212
Total stockholders' equity	325,635	340,611
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(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics
The following table summarizes certain operational data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Refining Segment
Total Crude Oil Throughput (Mbpd)	77.5	80.8	75.9	77.8
Source of Crude Oil:
North America	26.5%	61.0%	45.1%	53.8%
Latin America	0.9%	10.8%	4.0%	11.9%
Africa	20.7%	16.6%	12.6%	14.1%
Asia	40.7%	11.3%	32.6%	15.9%
Middle East	11.2%	0.3%	5.7%	4.3%
Total	100.0%	100.0%	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	27.3%	25.5%	26.8%	26.3%
Distillate	47.1%	43.0%	44.2%	43.7%
Fuel oils	17.7%	23.9%	19.9%	22.5%
Other products	4.7%	4.9%	5.7%	4.7%
Total yield	96.8%	97.3%	96.6%	97.2%

Refined product sales volume (Mbpd)
On-island sales volume	61.0	64.2	60.9	64.3
Exports sale volume	8.7	10.5	14.7	14.1
Total refined product sales volume	69.7	74.7	75.6	78.4

4-1-2-1 Singapore Crack Spread (1) ($ per barrel)	$2.46	$8.24	$2.92	$8.04
4-1-2-1 Mid Pacific Crack Spread (1) ($ per barrel)	3.96	9.76	4.22	9.43
Mid Pacific Crude Oil Differential (2) ($ per barrel)	(2.04)	(1.30)	(2.07)	(1.86)
Operating income (loss) per bbl ($/throughput bbl)	(1.08)	3.20	(0.19)	2.84
Adjusted Gross Margin per bbl ($/throughput bbl) (3)	2.35	6.42	3.53	6.50
Production costs per bbl ($/throughput bbl) (4)	3.15	2.94	3.44	3.39
DD&A per bbl ($/throughput bbl)	0.28	0.28	0.28	0.27

Retail Segment
Retail sales volumes (thousands of gallons)	22,998	22,621	45,284	34,787

Logistics Segment
Pipeline throughput (Mbpd)
Crude oil pipelines	80.9	84.0	78.5	79.2
Refined product pipelines	61.8	66.9	68.2	70.7
Total pipeline throughput	142.7	150.9	146.7	149.9
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(1)
The profitability of our Hawaii business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest, liquid market alternatives to source refined products for Hawaii. We believe the Singapore and Mid Pacific crack spreads (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflect a market indicator for our operations. The Mid Pacific crack spread is calculated using a ratio of 80% Singapore and 20% San Francisco indexes.

(2)
Weighted-average differentials, excluding shipping costs, of a blend of crudes with an API of 31.98 and sulfur weight percentage of 0.65% that is indicative of our typical crude oil mix quality compared to Brent crude.

(3)	Please see discussion of Adjusted Gross Margin below. We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput.

(4)
Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refinery including personnel costs, repair and maintenance costs, insurance, utilities and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our condensed consolidated statement of operations, which also includes costs related to our bulk marketing operations.

Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), depreciation, depletion and amortization, inventory valuation adjustments (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments and the impact of the embedded derivative repurchase obligation) and unrealized gains (losses) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) less inventory valuation adjustments and unrealized gains (losses) on derivatives. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our RINS obligations and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gains (losses) on derivatives and inventory valuation adjustments just that we exclude from Adjusted Gross Margin.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreement and lower of cost or net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended June 30, 2016	Refining	Logistics	Retail	Texadian
Operating income (loss)	$1,191	$5,001	$3,409	$(885)
Operating expense (excluding depreciation)	23,093	2,321	10,454	—
Depreciation, depletion and amortization	1,954	923	1,494	171
Inventory valuation adjustment	(676)	—	—	(383)
Unrealized loss (gain) on derivatives	(8,949)	—	—	543
Adjusted Gross Margin	$16,613	$8,245	$15,357	$(554)

Three months ended June 30, 2015	Refining	Logistics	Retail	Texadian
Operating income (loss)	$26,711	$6,356	$5,293	$1,478
Operating expense (excluding depreciation)	21,398	1,316	9,757	—
Depreciation, depletion and amortization	2,061	830	1,590	229
Inventory valuation adjustment	—	—	—	44
Unrealized loss (gain) on derivatives	(3,005)	—	—	1,025
Adjusted Gross Margin	$47,165	$8,502	$16,640	$2,776

Six months ended June 30, 2016	Refining	Logistics	Retail	Texadian
Operating income (loss)	$(17,101)	$10,145	$10,279	$(1,966)
Operating expense (excluding depreciation)	49,143	4,220	20,598	—
Depreciation, depletion and amortization	3,894	1,841	3,032	342
Inventory valuation adjustment	20,760	—	—	(3,499)
Unrealized loss (gain) on derivatives	(7,934)	—	—	520
Adjusted Gross Margin	$48,762	$16,206	$33,909	$(4,603)

Six months ended June 30, 2015	Refining	Logistics	Retail	Texadian
Operating income (loss)	$43,209	$13,538	$12,064	$1,287
Operating expense (excluding depreciation)	46,333	2,736	15,682	—
Depreciation, depletion and amortization	3,738	1,420	2,183	458
Inventory valuation adjustment	—	—	—	(2,135)
Unrealized loss (gain) on derivatives	(1,693)	—	—	2,119
Adjusted Gross Margin	$91,587	$17,694	$29,929	$1,729

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration expense, unrealized (gains) losses on derivatives, inventory valuation adjustment, loss on termination of financing agreements and release of tax valuation allowance. Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest, taxes, DD&A and equity losses from Laramie Energy. We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:

•	The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.

The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$(13,088)	$11,723	$(31,761)	$12,185
Inventory valuation adjustment	(1,059)	44	17,261	(2,135)
Unrealized loss (gain) on derivatives	(8,406)	(1,980)	(7,414)	426
Acquisition and integration expense	845	470	1,516	1,531
Loss on termination of financing agreements	—	19,229	—	19,229
Release of tax valuation allowance (1)	(8,573)	(18,585)	(8,573)	(18,585)
Change in value of common stock warrants	(1,176)	(3,313)	(2,820)	1,709
Change in value of contingent consideration	(3,552)	9,495	(9,728)	14,424
Adjusted Net Income (Loss)	(35,009)	17,083	(41,519)	28,784
Depreciation, depletion and amortization	5,100	5,005	10,196	8,256
Interest expense and financing costs, net	6,106	5,825	10,719	11,382
Equity losses from Laramie Energy, LLC	16,948	2,950	18,818	4,776
Income tax expense (benefit)	89	(22)	426	43
Adjusted EBITDA	$(6,766)	$30,841	$(1,360)	$53,241
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(1)	Included in Income tax benefit on our Consolidated Statements of Operations.

Adjusted Net Income (Loss) per share
Basic	$(0.85)	$0.46	$(1.01)	$0.77
Diluted	$(0.85)	$0.46	$(1.01)	$0.77

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as operating income (loss) by segment excluding unrealized (gains) losses on derivatives, inventory valuation adjustment, and depreciation, depletion and amortization expense. We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure or historical cost basis.
The following table presents a reconciliation of Adjusted EBITDA by segment to the most directly comparable GAAP financial measure, operating income by segment, on a historical basis for the three and six months ended June 30, 2016 and 2015 (in thousands):

	Three Months Ended June 30, 2016
	Refining	Retail	Logistics	Total Hawaii
Operating income by segment	$1,191	$3,409	$5,001	$9,601
Depreciation, depletion and amortization	1,954	1,494	923	4,371
Inventory valuation adjustment	(676)	—	—	(676)
Unrealized gain on derivatives	(8,949)	—	—	(8,949)
Adjusted EBITDA by segment	$(6,480)	$4,903	$5,924	$4,347

	Three Months Ended June 30, 2015
	Refining	Retail	Logistics	Total Hawaii
Operating income by segment	$26,711	$5,293	$6,356	$38,360
Depreciation, depletion and amortization	2,061	1,590	830	4,481
Unrealized gain on derivatives	(3,005)	—	—	(3,005)
Adjusted EBITDA by segment	$25,767	$6,883	$7,186	$39,836

	Six Months Ended June 30, 2016
	Refining	Retail	Logistics	Total Hawaii
Operating income (loss) by segment	$(17,101)	$10,279	$10,145	$3,323
Depreciation, depletion and amortization	3,894	3,032	1,841	8,767
Inventory valuation adjustment	20,760	—	—	20,760
Unrealized gain on derivatives	(7,934)	—	—	(7,934)
Adjusted EBITDA by segment	$(381)	$13,311	$11,986	$24,916

	Six Months Ended June 30, 2015
	Refining	Retail	Logistics	Total Hawaii
Operating income by segment	$43,209	$12,064	$13,538	$68,811
Depreciation, depletion and amortization	3,738	2,183	1,420	7,341
Inventory valuation adjustment	—	—	—	—
Unrealized gain on derivatives	(1,693)	—	—	(1,693)
Adjusted EBITDA by segment	$45,254	$14,247	$14,958	$74,459

Laramie Energy Information

NYMEX Strip Price Comparisons

Assumed Strip Pricing	NYMEX Gas ($/MMBTU)*		Condensate ($/BBL)
Average Annual Price	6/30/2016	12/31/2015	6/30/2016	12/31/2015
2016	$3.02	$2.49	$49.45	$40.45
2017	$3.18	$2.79	$52.17	$46.06
2018	$3.02	$2.91	$53.69	$49.36
2019	$3.00	$3.03	$54.60	$51.96
2020	$3.06	$3.18	$55.43	$53.64
Thereafter	$3.19	$3.18	$56.22	$53.64
*NYMEX to CIG -$0.24

Non-GAAP PV10 Disclosure
PV10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. However, our PV10 and our standardized measure of discounted future net cash flows are equivalent as we do not project to be taxable or pay cash income taxes based on our available tax assets and additional tax assets generated in the development of reserves because the tax basis of our oil and gas properties and NOL carryforwards exceeds the amount of discounted future net earnings.   PV10 should not be considered a substitute for, or superior to, measures prepared in accordance with U.S. generally accepted accounting principles. We believe that PV10 is an important measure that can be used to evaluate the relative significance of our natural gas and oil properties to other companies and that PV10 is widely used by securities analysts and investors when evaluating oil and gas companies.  PV10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes.